                            CERTIFICATE OF AMENDMENT
                     TO THE CERTIFICATE OF INCORPORATION OF
                                 NETSTAKES, INC.

         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned Delaware corporation hereby adopts the following Certificate of Amendment to its Certificate of Incorporation:

FIRST:   The name of the corporation is Netstakes, Inc. (the "Corporation").

SECOND: The Certificate of Incorporation of the Corporation is hereby amended as set forth below.

         Article IV of the Certificate of Incorporation is hereby amended to provide in its entirety as follows:

                                   Article IV

         A. General

         The total number of shares of stock that the Corporation shall have authority to issue is 11,050,000 shares of capital stock, classified as (1) 10,000,000 shares of common stock, par value $0.01 per share, designated as "Common Stock" ("Common Stock"), (2) 50,000 shares of preferred stock, par value $100.00 per share, designated as "Class A Convertible Redeemable Preferred Stock" ("Class A Preferred Stock"), and (3) 1,000,000 shares of preferred stock, par value $100.00 per share, designated as "Class B Preferred Stock" ("Class B Preferred Stock").

         B. Waivers Permitted

         Notwithstanding anything to the contrary herein, any condition, requirement, or covenant contained in this Article may be waived in writing by the person or entity (each, a "Person") or Persons for whose benefit such condition, requirement, or covenant is made.

         C. Common Stock

         1. Rights; Voting. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. Each holder of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation (other than those matters that, in accordance with the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation, need not be submitted to such holder) and shall be entitled to one vote for each share of Common Stock held. Any action of the Corporation that, under the provisions of the Delaware General Corporation Law or any other applicable law, is required to be authorized or approved by the holders of a majority of the outstanding shares of Common Stock shall, notwithstanding any such law, not be deemed effectively and properly authorized or approved unless authorized or approved by the vote or written consent of the holders of more than two-thirds of the outstanding shares of Common Stock.

         2. Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Class A Preferred Stock and Class B Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or

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otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.

         3. Liquidation Distribution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Class A Preferred Stock and Class B Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. For the purposes of this paragraph 3, neither the voluntary sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other Person nor the conversion of the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

         D. Class A Preferred Stock

         1. Rank. The Class A Preferred Stock shall, with respect to the payment of dividends and upon liquidation, dissolution, or winding up, rank senior and prior to the Common Stock and any other stock issued by the Corporation other than stock that, with the consent of the holders of Class A Preferred Stock required by subparagraph 6(c) of this section D, is expressly made senior or equal to the Class A Preferred Stock with respect thereto (the Common Stock and such other securities being herein called the "Junior Securities").

         2. Dividends.

            (a) General. The holders of shares of Class A Preferred Stock shall be entitled to receive, when, as, and if declared by the board of directors or a duly authorized committee thereof (an "Authorized Board Committee"), cumulative cash dividends out of funds legally available therefor, at the annual rate of $12.75 per share of Class A Preferred Stock, and no more, in preference to dividends on shares of Junior Securities. Dividends on each share of Class A Preferred Stock shall be fully cumulative and shall accrue (whether or not declared) on a daily basis from its date of issuance. Such dividends shall be payable quarterly on March 31, June 30, September 30, and December 31 each year commencing on the first such date to occur after the issuance of any Class A Preferred Stock (each of such dates being a "Class A Dividend Payment Date" and each period between such dates (or between the date of issue and the first Class A Dividend Payment Date thereafter, as appropriate) being a "Class A Dividend Period") to stockholders of record of Class A Preferred Stock on the record date, not exceeding 60 days preceding such Class A Dividend Payment Date, that is fixed for this purpose by the board of directors or an Authorized Board Committee in advance of payment of each particular dividend. Accumulated unpaid dividends for any past Class A Dividend Period may be declared by the board of directors (or an Authorized Board Committee) and paid on any date fixed by the board of directors (or an Authorized Board Committee), whether or not a regular Class A Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the board of directors (or an Authorized Board Committee). No interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends except to the extent contemplated by subparagraph 4(f) of this section D.

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


            (b) No Dividends on Junior Securities. So long as any share of Class A Preferred Stock is outstanding, the Corporation shall not (i) declare, pay, or set apart for payment any dividend on Junior Securities or (ii) make any payment on account of, or set apart for payment, money for a sinking or other similar fund for the purchase, redemption, retirement, or other acquisition for value of any of, or redeem, purchase, retire, or otherwise acquire for value, any Junior Securities or any warrants, rights, calls, or options exercisable for or convertible into any Junior Securities (other than, pursuant to the terms of the Corporation's Employee Stock Option Plan dated February 15, 1998 (the "Employee Stock Option Plan") or any other agreements or arrangements approved by the holders of a majority of the outstanding Class A Preferred Stock, payments, purchases, or acquisitions for value of Common Stock or options, stock appreciation rights, or similar arrangements held directly by employees or former employees), or (iii) make any distribution in respect of Junior Securities or any warrants, rights, calls, or options exercisable for or convertible into Junior Securities, in any such case either directly or indirectly, and whether in cash, obligations or shares of the Corporation, or other property, and shall not permit any entity directly or indirectly controlled by the Corporation to purchase, redeem, or otherwise acquire for value any Junior Securities or any warrants, rights, calls, or options exercisable for or convertible into Junior Securities (other than, pursuant to the terms of the Corporation's Employee Stock Option Plan or agreements or arrangements approved by the holders of a majority of the outstanding Class A Preferred Stock, purchases, redemptions, or acquisitions for value of Common Stock or options, stock appreciation rights, or similar arrangements held directly by employees or former employees); provided, however, nothing contained herein shall prevent the Corporation from repurchasing shares of Common Stock as may be required by law or by the terms of the Corporation's Employee Stock Option Plan or any other agreements or arrangements that are approved by the holders of a majority of the outstanding Class A Preferred Stock.

            (c) Order of Payment. Dividends on Class A Preferred Stock shall be paid in the chronological order in which they accrue and no dividend (or portion thereof) due with respect to any Class A Dividend Period may be paid on any share of Class A Preferred Stock, whether as a result of redemption, liquidation, or otherwise, unless the dividend due with respect to such Class A Dividend Period (or an equivalent portion thereof) on each other share of Class A Preferred Stock is paid or provided for at the same time.

         3. Liquidation Preference.

            (a) Priority. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any dividend, distribution, or payment shall be made to the holders of any Junior Securities, and subject to the rights of creditors and holders of shares of stock ranking senior to the Class A Preferred Stock upon dissolution, liquidation, and winding up of the affairs of the Corporation, if any, the holders of Class A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100.00 for each share outstanding, together with an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution, or winding up. Except as provided in this paragraph, holders of Class A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution, or winding up of the affairs of the Corporation.

            (b) Events Not Constituting Liquidation. For the purposes of this paragraph 3, neither the voluntary sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Corporation nor the


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consolidation or merger of the Corporation with any other Person nor the conversion of the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

         4. Redemption.

            (a) At Option of Holder. At any time and from time to time after August 1, 2003, or during the existence of an Event of Default or following a Failure to Fund, any holder of Class A Preferred Stock may, by sending written notice (each, a "Put Notice") to the Corporation, require the Corporation to redeem all or any portion of the Class A Preferred Stock held by such holder (the shares to which such Put Notice relates being called the "Tendered Shares") for $100.00 plus accrued and unpaid dividends thereon the date fixed for redemption; provided, however, that if a Put Notice is given as a result of a Failure to Fund, the number of Tendered Shares may not exceed (i) the amount remaining in the Controlled Account (as that term is defined in that certain Preferred Stock Purchase Agreement dated as of January 8, 1999, executed by Stone Investments, Inc., a Delaware corporation ("Stone"), and the Corporation (the "Preferred Stock Purchase Agreement")) at the date of the Failure to Fund divided by (ii) $100. Within five days of its receipt of a Put Notice (including a Subsequent Put Notice), the Corporation shall deliver a copy thereof to every other holder of record of Class A Preferred Stock. Each holder of Class A Preferred Stock that actually gives a Put Notice to the Corporation within five days after its receipt of the copy of a Put Notice given by another holder (a "Subsequent Put Notice") shall be deemed to have given such Subsequent Put Notice on the same date as the original Put Notice was actually given. Upon receipt of any Put Notice, the Corporation shall be obligated to redeem for cash the Tendered Shares within 60 days after the Corporation's receipt of such Put Notice; provided, however, that if the Corporation does not have sufficient funds that are legally available for such redemption, (i) the Corporation shall redeem so many of the Tendered Shares as it may lawfully redeem, (ii) if the Corporation cannot redeem all of the Tendered Shares, the Corporation shall redeem the Tendered Shares in the chronological order in which the Put Notices related thereto were given or deemed given and shall redeem the Tendered Shares subject to Put Notices given or deemed given on the same date pro rata, (iii) the Corporation shall promptly take such action as is lawful and possible for it to cause sufficient funds to become legally available to redeem all Tendered Shares, (iv) Tendered Shares not redeemed shall remain outstanding shares for all purposes until redeemed and paid for in full, and (v) a holder of Tendered Shares may, by written notice to the Corporation given at any time after the 60th day after giving a Put Notice but prior to the time payment in full is made to such holder, revoke such Put Notice with respect to any or all Tendered Shares that have not then been redeemed. The fact that an Event of Default ceases to exist after a Put Notice has been given but before the redemption of the Tendered Shares does not negate the obligation of the Corporation to redeem such shares. A "Failure to Fund" has the meaning given it in the Preferred Stock Purchase Agreement.

            (b) At Option of Company. To the extent the Corporation has funds legally available for such redemption, the Corporation, at the option of the board of directors or an Authorized Board Committee, may redeem all (but not less than all) the outstanding shares of Class A Preferred Stock at any time after August 1, 2003, upon notice given as hereinafter specified, at $100.00 per share plus accrued and unpaid dividends thereon to the date fixed for redemption. Notice of every redemption of shares of Class A Preferred Stock pursuant to this paragraph (b) (a "Redemption Notice") shall be mailed by first class mail, postage prepaid, not less than 20 days nor more than 60 days prior to the redemption date addressed to the holder(s) of record of the shares to be redeemed; provided, however, that the failure to give such Redemption Notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of


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

any shares to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each Redemption Notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

            (c) Deposit of Funds. If a Put Notice or a Redemption Notice has been given in accordance with subparagraph (4)(a) or (b) of this section D and if, on or before the redemption date specified in such notice, all funds necessary for such redemption have been placed in trust for the pro rata benefit of the holders of the shares to be redeemed so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of the Class A Preferred Stock to be redeemed shall cease to accrue and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Class A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation with respect to such shares (except the right to receive from the Corporation amounts due in connection with such redemption) shall cease. Upon surrender of the certificates for any shares to be redeemed (properly endorsed or assigned for transfer), such shares shall be redeemed by the Corporation at the redemption price described above. If fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

            (d) Return of Funds. Any funds deposited with a bank or trust company for the purpose of redeeming the Class A Preferred Stock and unclaimed at the end of one year from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of shares called for redemption shall look only to the Corporation for payment of the redemption price. Interest accrued on such funds shall be paid to the Corporation from time to time.

            (e) No Reissuance. Shares of Class A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall be deemed retired and shall be canceled and may not under any circumstances thereafter be issued or otherwise disposed of by the Corporation.

            (f) Interest on Late Redemption Payments. If the Corporation fails to redeem any share of Class A Preferred Stock on the date such redemption is to be made under this Article IV, in addition to any other remedies to which the holders of such share of Class A Preferred Stock may be entitled, the Corporation shall be required to pay interest on the amount to be paid to redeem such share at a rate from day to day in effect that equals the lesser of the highest lawful rate and the prime rate of interest, as then most recently reported in The Wall Street Journal, plus 5%, from the date such share was to be redeemed through and including the date on which such share is redeemed.

         5. Conversion.

            (a) Right to Convert. The holder of any share of Class A
Preferred Stock may at any time (except that if any such share has been tendered pursuant to subparagraph 4(a) of this section D or has been properly called for redemption pursuant to subparagraph 4(b) of this section D, then, as to such share, such right shall terminate at the close of business on the date fixed for its redemption, unless the Corporation defaults in its obligation to provide sufficient money for the redemption of such share) convert such share into a number of fully paid and nonassessable shares of Common Stock at the rate of 45.69936 shares of Common Stock for each share of Class A Preferred Stock surrendered for conversion, subject to adjustment as provided for in this paragraph 5. Such right shall be exercised by the surrender of the share to be converted to the Corporation at any time during normal business hours at the office or agency then maintained by it for payment of dividends on the shares of the Class A Preferred Stock or, if none, the principal executive offices of the Corporation (the "Payment Office"), accompanied by written notice to the Corporation of such holder's election to convert and (if required by the Corporation or any conversion agent) by an instrument of transfer, in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or by such holder's duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph 5(h) of this section D.

            (b) Conversion Mechanics. As promptly as practicable after the surrender for conversion of any share of the Class A Preferred Stock in the manner provided in subparagraph 5(a) and the payment in cash of any amount required by the provisions of subparagraph 5(h), the Corporation will deliver or cause to be delivered at the Payment Office, to or upon the written order of the holder of such share, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the share in proper order for conversion, and all rights of the holder of such share of Class A Preferred Stock as a holder of such share shall cease at such time and the Person(s) in whose name(s) the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder(s) thereof at such time.

            (c) Dividends on Converted Stock. The registered holder of any share of Class A Preferred Stock that is converted at a time that there are accrued and unpaid dividends on such share shall continue to be entitled to receive such dividends notwithstanding the conversion thereof (but such share shall not accrue dividends after the date of conversion), which dividends shall be paid at the time dividends due with respect to the same Class A Dividend Period(s) are paid on other shares of Class A Preferred Stock or upon liquidation of the Corporation, whichever first occurs.

            (d) Adjustments to Number of Shares. The number of shares of Common Stock issuable upon conversion of each share of Class A Preferred Stock shall be adjusted as follows:

                (i) If the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (B) subdivides its outstanding shares of Common Stock into a greater number of shares, (C) combines its outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of its shares of Common Stock any shares of capital stock of the Corporation (including any reclassification in connection with a merger or consolidation in which the Corporation is the surviving corporation), then the number of shares of Common Stock issuable upon conversion of each share of Class A Preferred Stock shall be adjusted so that the holder of any share of the Class A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock that such holder would have owned immediately following such action had such share been converted immediately prior thereto. An adjustment made pursuant to this subparagraph 5(d) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

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                (ii) If the  Corporation  issues  rights or  warrants  to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to subparagraph 5(d)(iv) below) of the Common Stock on the record date mentioned below, the conversion rate shall be adjusted so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at such current market price. Such adjustment shall become effective, retroactively, immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. For the purposes of this subparagraph 5(d)(ii), the issuance of rights or warrants to subscribe for or purchase stock or securities convertible into shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such stock or securities are convertible at an aggregate offering price equal to the aggregate offering price of such stock or securities plus the minimum aggregate amount (if any) payable upon conversion of such stock or securities into Common Stock.

                (iii) If the Corporation distributes to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend paid from retained earnings of the Corporation) or rights or warrants to subscribe to securities of the Corporation (excluding those referred to in subparagraph 5(d)(ii) above), then in each such case the conversion rate shall be adjusted so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph 5(d)(iv) below) of the Common Stock on the record date mentioned below (which will be prior to the distribution), and of which the denominator shall be such current market price per share of Common Stock less the then fair market value (as reasonably determined by the board of directors of the Corporation) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective, retroactively, immediately after the record date for the determination of stockholders entitled to receive such distribution.

                (iv) For the purpose of any computation under subparagraphs 5(d)(ii) and 5(d)(iii) above and under subparagraph 5(e), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for 30 consecutive trading days commencing 45 trading days before the day in question. The "closing price" on any trading day shall mean the reported closing price on such day on the New York Stock Exchange or on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any such exchange, then the average of the reported closing bid and asked prices in the over-the-counter market as reported on NASDAQ or a similar reporting service or, if no such quotations are available, the fair market price as reasonably determined by the board of directors of the Corporation. A "trading day" is a day on which the New York Stock Exchange, principal national securities exchange, or over-the-counter market, as appropriate, is open for trading.


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                (v) In any case in which this subparagraph 5(d) shall require that an adjustment be made effective, retroactively, immediately following a record date, the Corporation may elect to defer (but only until five business days following the mailing by the Corporation of the certificate of independent public accountants described in subparagraph 5(d)(vii) below) issuing to the holder of any shares converted after such record date (A) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion over and above (B) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the conversion rate prior to adjustment.

                (vi) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments that by reason of this subparagraph 5(d)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and, provided further, that adjustment shall be required and made in accordance with the provisions of this subparagraph 5(d) (other than this subparagraph 5(d)(vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this paragraph (vi) shall be made to the nearest one millionth of a share.

                (vii) Whenever the conversion rate is adjusted as herein provided, the Corporation shall promptly (A) file with the conversion agent, if any, a certificate of a firm of independent accountants selected by the board of directors (who may be the regular accountants employed by the Corporation) setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and (B) mail or cause to be mailed a notice of such adjustment to the holders of shares of the Class A Preferred Stock.

            (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Class A Preferred Stock. If more than one such share of Class A Preferred Stock is surrendered for conversion at the same time by the same holder, the number of full shares that are issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph 5(e), be deliverable upon the conversion of any share or shares, the Corporation shall, in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such surrendered share or shares of an amount in cash equal (computed to the nearest cent) to the current market value of such fractional interest on the last trading day prior to the date of conversion, computed in accordance with subparagraph 5(d)(iv) of this section D.

            (f) Mergers; Etc. If there is (i) any consolidation, merger, or conversion to which the Corporation is a party, other than a consolidation or a merger that does not result in any reclassification of, or change in, outstanding shares of the Common Stock, (ii) any sale or conveyance to another Person of all or substantially all of the assets of the Corporation, or (iii) any other event that causes the holders of Common Stock to receive a different or additional kind or amount of shares of stock or other securities or other property (other than an event for which an adjustment in the kind and amount of shares of stock or other securities or other property for which the Class A Preferred Stock is convertible is otherwise made pursuant to this paragraph 5), then the holder of each share of Class A Preferred Stock then outstanding shall have the right upon conversion pursuant to the terms hereof to receive the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, conveyance, or other event by a holder of the number of shares of Common Stock issuable upon conversion of such share immediately prior to such consolidation, merger, sale, conveyance, or other event, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 5. The provisions of this subparagraph (f) shall similarly apply to successive consolidations, mergers, conversions, sales, conveyances, and other events.

            (g) Reserves. The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of Class A Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of shares of Class A Preferred Stock by delivery of shares of Common Stock that are held in the treasury of the Corporation.

            (h) No Charges. The issuance of certificates for shares of Common Stock upon conversion of Class A Preferred Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares converted, the Person(s) requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

            (i) Conversion Shares. The shares of Common Stock and other securities issued upon conversion of Class A Preferred Stock and any other securities into which the Common Stock or other such securities are changed, reclassified, split, combined, or converted or for which they are exchanged by amendment to the Corporation's Certificate of Incorporation or by consolidation, merger, or otherwise, and any securities paid as a dividend thereon are collectively called the "Conversion Shares." Appropriate adjustment shall be made to the terms of this section D, including the term "Common Stock," to give effect to each such change, reclassification, split, combination, conversion, exchange, or dividend.

            6. Voting Rights.

               (a) Generally. Except as otherwise required by law or as expressly provided herein, each share of Class A Preferred Stock shall entitle the holder thereof to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and to vote upon all matters submitted to a vote of stockholders. Each share of Class A Preferred Stock shall be entitled to the number of votes on any matter equal to the number of shares of Common Stock into which such share of Class A Preferred Stock could be converted on the record date for the vote or written consent of stockholders with respect to such matter. Fractional votes shall not, however, be permitted and any fractional voting rights (after aggregating all shares of Common Stock into which shares of Class A Preferred Stock held by each holder could be converted) shall be rounded downward to the nearest whole number. Except as otherwise required by law or expressly provided herein, the holders of Class A Preferred Stock and Common Stock shall vote together and not as separate classes or series.

            (b) Election of Directors.

                (i) The holders of Class A Preferred Stock, Existing Stone Common Stock (hereinafter defined), and Conversion Shares, collectively, shall have, at all times, the right to elect the percentage of directors of the Corporation, rounded to the next highest whole number, that equals their Ownership Percentage. As used herein, the term "Ownership Percentage" means, at any time, the percentage obtained by dividing (A) the number of shares of Common Stock into which the outstanding shares of Class A Preferred Stock could be converted at such time plus the number of shares of Existing Stone Common Stock and Conversion Shares divided by (B) the number of shares of Common Stock actually outstanding at such time plus the number of shares of Common Stock into which the outstanding shares of Class A Preferred Stock could be converted at such time; provided, however, that in no event shall the number of directors to be elected by the holders of Class A Preferred Stock, Existing Stone Common Stock, and Conversion Shares pursuant to this subparagraph 6(b)(i) be less than one.

                 (ii) During the continuance of an Event of Default, the holders of shares of Class A Preferred Stock shall have the following additional voting rights with respect to the election of directors:

                      (A) The size of the board of directors of the Corporation shall automatically be increased by a number equal to one plus the number of directors previously constituting the entire board and the holders of Class A Preferred Stock shall have the exclusive right to elect the persons to fill such vacancies. Such voting right shall continue for the Class A Preferred Stock until such time as no Event of Default exists, at which time such voting right of the holders of the Class A Preferred Stock shall terminate, subject to revesting upon the occurrence of any Event of Default, the size of the board of directors shall be reduced to the number of directors in place immediately prior to its increase pursuant to this subparagraph, and the term of each of the directors who was elected by the holders of Class A Preferred Stock pursuant to this subparagraph shall terminate.

                      (B) The voting right provided in this subparagraph 6(b)(ii) may be exercised initially either at a special meeting of the holders of the Class A Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors and, thereafter, at annual meetings.

                      (C) Upon any termination of the voting rights of the holders of Class A Preferred Stock pursuant to this subparagraph 6(b)(ii), subject to the requirements of the Delaware General Corporation Law, the term of office of each director elected by the holders of Class A Preferred Stock pursuant to this subparagraph 6(b)(ii) shall terminate (and each such director will take any action reasonably requested by the other directors or the officers of the Corporation to evidence the fact that such director no longer serves on the board of directors).

                      (iii) For purposes of this paragraph 6(b), the "Special Voting Stock" is the Existing Stone Common Stock, Conversion Shares, and Class A Preferred Stock when subparagraph 6(b)(i) (or any director elected pursuant to such subparagraph) is involved and is the Class A Preferred Stock when subparagraph 6(b)(ii) (or any director elected pursuant to such subparagraph) is involved; the "Special Voting Holders" are the holders of the Special Voting Stock; and the "Other Holders" are all holders of capital stock other than the Special Voting Holders. At any meeting held for the purpose of electing one or more directors at which the Special Voting

Holders have the right to elect one or more directors as provided in this subparagraph 6(b), the presence in person or by proxy of Special Voting Holders who own a majority of the Special Voting Stock shall be required and be sufficient to constitute a quorum of such class(es) for the election of a director by such class(es). At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of Special Voting Stock having such right shall not prevent the election of any director(s) other than those to be elected solely by the holders of Special Voting Stock and the absence of a quorum or quorums of the Other Holders entitled to elect any other director(s) shall not prevent the election of the director(s) to be elected by the holders of the Special Voting Stock (B) except as otherwise required by law, in the absence of a quorum of the Special Voting Holders, a majority of the Special Voting Holders present in person or by proxy shall have the power to adjourn the meeting for the election of a director or directors that the Special Voting Holders are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                      (iv) Any vacancy in the board of directors in respect of any director elected by the Special Voting Holders shall be filled by the vote of the holders of the Special Voting Holders at a special meeting called in accordance with the procedures set forth in this subparagraph 6(b), or, if no such special meeting shall be called, at the next annual meeting of stockholders. No director elected by the holders Special Voting Stock pursuant to this subparagraph 6(b) may be removed except by operation of this Certificate of Incorporation or vote of the holders of the Special Voting Stock.

                       (v) At any time when the voting right provided under this subparagraph 6(b) is vested in the Special Voting Holders, and if such right has not already been initially exercised, a duly authorized officer of the Corporation shall, upon the written request of the holder(s) of record of at least 10% of the outstanding Special Voting Stock, addressed to the Secretary of the Corporation, call a special meeting of the Special Voting Holders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place where the last annual meeting of stockholders of the Corporation was held or the Corporation's principal executive office. If such meeting is not called by a duly authorized officer of the Corporation within ten days after such notice is given, then the holder(s) of record of at least 10% of the outstanding Special Voting Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the place where the last annual meeting of stockholders of the Corporation was held or the Corporation's principal executive office. Any holder of Special Voting Stock shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

            (c) Special Matters. So long as any shares of Class A Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other Person or otherwise, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority in number of shares of Class A Preferred Stock then outstanding:

                (i) Amend, alter, or repeal any of the provisions of this Certificate of Incorporation or the by-laws of the Corporation so as in any such case to affect adversely the preferences, rights, or powers of the Class A Preferred Stock; provided, however, that the amendment or alteration of the provisions of this Certificate of Incorporation or the by-laws of the

Corporation so as to authorize or create, or to increase the authorized amount of, any Junior Securities shall not be deemed to affect adversely the powers, rights, or preferences of the holders of shares of Class A Preferred Stock.

                (ii) Authorize, create, issue, or increase the authorized amount of, any shares of any class or any security convertible into shares of any class ranking on a parity with or senior to shares of Class A Preferred Stock in the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or in the payment of dividends.

                (iii) Borrow or agree to borrow more than $250,000 in any transaction or series of related transactions.

                (iv) Permit any sale, transfer, issuance, or redemption or series of sales, transfers, issuances, or redemptions (or any combination thereof) of shares of the Corporation's capital stock by the holders thereof or by the Corporation that results in the outstanding Class A Preferred Stock and Conversion Shares, in the aggregate, constituting less than 25% of the outstanding Voting Securities of the Corporation or being entitled to less than 25% of the Equity Value of the Corporation.

                (v) Sell or lease all or a substantial part of its assets.

                (vi) Engage in any transaction or series of related transactions requiring an aggregate payment of, or having an aggregate value of, at least $50,000 with any Affiliate.

                (vii) Be a party to any merger or consolidation with or into another Person or convert from a Delaware corporation to any other type of entity.

                (viii) Apply for or consent to the appointment of a receiver, custodian, trustee, intervenor, or liquidator of all or a substantial part of its assets, voluntarily become the subject of a bankruptcy, reorganization, or insolvency proceeding or become insolvent or admit in writing that it is unable to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or an arrangement with creditors or attempt to take advantage of any bankruptcy or insolvency laws, file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or voluntarily become the subject of an order for relief under any bankruptcy, reorganization, or insolvency proceeding.

            As used herein, the term "Voting Securities" means securities entitled to vote in the election of one or more directors; the term "Equity Value" means, at any time, the net worth of the Corporation, as reflected on the then most recent regularly prepared balance sheet of the Corporation; and the term "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such first Person and any family member of such first Person.

            7. Preemptive Rights. If the Corporation proposes to issue or sell
(a) any unissued or treasury shares of any class of Common Stock of the Corporation (whether now or hereafter authorized) (other than any share subject to options outstanding on January 8, 1999, pursuant to the Employee Stock Option
Plan), (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to any such unissued or treasury shares of Common Stock, or (c) any right to subscribe to or to receive, or any warrant or option for the purchase of, any of the foregoing securities (all of the foregoing being called "equity securities" herein), the Corporation shall give each holder of Class A Preferred Stock (but only to the extent that an adjustment is not required to be made in the number and/or type of securities issuable upon conversion of such Class A Preferred Stock pursuant to this Article as a result of such issuance or sale) and each holder of Existing Stone Common Stock and of Conversion Shares at least 30 days' advance written notice of such proposal (the "Issuance Notice") and each such holder shall have the preemptive right, exercisable by written notice to the Corporation within 25 days after such Issuance Notice is given, to purchase or acquire a portion of the equity securities proposed to be so issued or sold that equals, after the issuance of all such equity securities, including those to be issued or sold pursuant to such preemptive right, the percentage of outstanding Common Stock into which such Class A Preferred Stock could be converted or the percentage of Existing Stone Common Stock or Conversion Shares, as appropriate, owned by such holder. Any equity securities purported to be issued or sold in violation of this provision shall be void and deemed for all purposes to have never been issued or sold.

            8. Right to Force Purchase or Sale.

            (a) General. The holders of Class A Preferred Stock, Conversion Shares, and the shares of Common Stock owned by Stone on January 8, 1999 (the "Existing Stone Common Stock") shall have certain rights to purchase all of the other Common Stock of the Corporation or to have the holders of all of the other Common Stock purchase the Class A Preferred Stock, Conversion Shares, and Existing Stone Common Stock on the terms set forth in this paragraph 8.

            (b) Timing. A Buy-Sell Notice (hereinafter defined) may be given (i) by the holders of a majority of the outstanding Class A Preferred Stock, Conversion Shares, and Existing Stone Common Stock at any time during the existence of an Event of Default or (ii) by the holders of a majority of the outstanding Existing Stone Common Stock and Conversion Shares at any time after August 1, 2003. The Person or Persons giving a Buy-Sell Notice are called, whether one or more, the "Invoking Holders."

                  (c) Buy-Sell Notice. The Invoking Holders may offer to buy all (but not less than all) of the outstanding Common Stock (other than the Existing Stone Common Stock and Conversion Shares) (the "Target Common Stock") by giving to each holder of Target Common Stock (each, a "Member of the Common Group") a written notice (the "Buy-Sell Notice") that contains (i) the offer, (ii) the price per share at which the Invoking Holders are willing to purchase all (but not less than all) of the Target Common Stock (the "Buy-Sell Purchase Price"), as it may be adjusted pursuant to subparagraph 8(j) (the "Adjusted Buy-Sell Purchase Price"), and (iii) an offer to sell all outstanding shares of Target Stone Stock, whether or not owned by an Invoking Holder, to one or more Members of the Common Group for their Adjusted Buy-Sell Purchase Price (on an as-if-converted basis with respect to any Class A Preferred Stock included in such offer). The offer to purchase or sell shares will be irrevocable for a period of 60 days from receipt of the Buy-Sell Notice. As used herein, the term "Target Stone Stock" means the Class A Preferred Stock (other than any shares with respect to which a Put Notice has been given), the Existing Stone Common Stock, and the Conversion Shares, if the Buy-Sell Notice is given during the existence of an Event of Default, and the Existing Stone Common Stock and the Conversion Shares, if the Buy-Sell Notice is given at any other time and the term "Members of the Stone Group" means the Person or Persons who own the Target Stone Stock. The Invoking Holders shall send, at the time they send the Buy-

Sell Notice to the Members of the Common Group, a copy of the Buy-Sell Notice to each other holder of Class A Preferred Stock, Existing Stone Common Stock, and Conversion Shares, if the Buy-Sell Notice is given during the continuance of an Event of Default, or to each other holder of Existing Stone Common Stock and Conversion Shares, if the Buy-Sell Notice is given at any other time.

            (d) Right of Members of Common Group. One or more of the Members of the Common Group may elect within the 60-day period to purchase all (but not less then all) the Target Stone Stock for the relevant Adjusted Buy-Sell Purchase Price by sending written notice to the holders of the Target Stone Stock (the "Common Group Purchase Notice"). If, within the 60-day period, no Common Group Purchase Notice is given, all Members of the Common Group will be deemed to have elected to sell their Target Common Stock to the Invoking Holders and/or other Members of the Stone Group for the relevant Adjusted Buy-Sell Purchase Price. The Member(s) of the Common Group who send a Common Group Purchase Notice shall send, at the time the Common Group Purchase Notice is given, a copy of the Common Group Purchase Notice to each other Member of the Common Group.

            (e) Right to Participate. Notwithstanding who gives the Invoking Notice, each Member of the Stone Group may participate in the purchase of Target Common Stock if the Common Group Purchase Notice is not given and if such Person gives written notice to all other Members of the Stone Group at least 20 days before the closing is to occur. Notwithstanding who gives the Common Group Purchase Notice, each holder of Target Common Stock may participate in the purchase of Target Stone Stock if the Common Group Purchase Notice is given and if such holder gives written notice to all other holders of Target Common Stock at least 20 days before the closing is to occur.

            (f) Payment of Purchase Price. The Adjusted Buy-Sell Purchase Price will be payable in cash or other immediately available funds at the time of the consummation of the sale of the Target Common Stock or Target Stone Stock, as appropriate (the "Subject Shares").

            (g) Closing. The closing of any sale of Subject Shares under this paragraph 8 will be consummated on the 90th day after the Buy-Sell Notice is given (or if such day is not a business day, the first business day thereafter) unless an earlier date is agreed to by each Person that is purchasing Subject Shares (each being called a "Buying Holder") and each Person that is selling Subject Shares (each being called a "Selling Holder"). The closing will be held at the principal place of business of the Corporation or at such other location to which the Buying Holders who are to purchase a majority of the shares to be sold (a "Majority of the Buying Holders") and the Selling Holders who hold a majority of the shares to be sold (a "Majority of the Selling Holders") agree. At the closing, each Buying Holder will deliver the Adjusted Buy-Sell Purchase Price and each Selling Holder will execute and deliver the assignments and other documents, with customary warranties of title, as will be necessary to convey the Subject Shares to the Buying Holders free and clear of all liens, claims, and encumbrances (other than those existing under securities laws, if any), with all required transfer tax stamps affixed. If a Selling Holder fails or refuses to execute any instrument required to consummate the sale of its shares under this paragraph 8, the Person selected as their representative by a Majority of the Buying Holders (the "Buying Holders' Representative") is hereby granted the irrevocable power of attorney, which will be binding on such Selling Holder as to all third Persons, to execute and deliver on behalf of such Selling Holder all instruments required to consummate the purchase. The power of attorney is coupled with an interest and is irrevocable by death, insolvency, dissolution, or otherwise.

            (h) Payment of Debts: Offset. If, at the date of the closing, a Selling Holder has any outstanding debts to the Corporation or to a Buying Holder relating to the Corporation, all proceeds of the purchase price due the Selling Holder for its Subject Shares will be paid to the Corporation or the Buying Holder (pro rata in accordance with the amounts owed by the Selling Holder to each) for and on behalf of the Selling Holder until all the debts have been paid and discharged in full.

            (i) Release of Guaranties. If a Selling Holder or any of its Affiliates is the guarantor of any debt of the Corporation, the Corporation and the Buying Holders shall use commercially reasonable efforts to have all such guaranties fully and unconditionally released at the time the closing of the purchase and sale of Subject Shares under this paragraph 8 occurs or as soon thereafter as is practical.

            (j) Operations in Pre-Closing Period. From the date a Buy-Sell Notice is given until the date the closing occurs under this paragraph 8 or, if earlier, the date on which a Majority of the Buying Holders and a Majority of the Selling Holders agree not to proceed with such closing, the Corporation will continue to be operated in the ordinary course, as if the closing were not going to occur, and the directors of the Corporation will exercise their power and authority in good faith and without regard to the fact that such closing may occur; provided, however, that, (i) any and all distributions received by any Selling Holder from the Corporation during such period with respect to Subject Shares shall be credited against and reduce the price otherwise payable to the Selling Holder for such shares; (ii) without the approval of a Majority of the Selling Holders and a Majority of the Buying Holders, the Corporation shall not issue or sell any shares of capital stock (other than pursuant to options, stock appreciation rights, or similar arrangements held directly by employees or former employees pursuant to the terms of the Corporation's Employee Stock Option Plan or any other agreements or arrangements approved by the holders of a majority of the outstanding Class A Preferred Stock or upon conversion of any debt incurred without violation of this Article IV prior to the date the Buy-Sell Notice is given) or any warrants, rights, calls, options, or debt exercisable for or convertible into any capital stock; and (iii) without the approval of a Majority of the Selling Holders and a Majority of the Buying Holders, the Corporation shall not enter into any contracts or agreements, or otherwise agree, to sell or otherwise dispose of all or substantially all of its properties or assets; provided, however, the Corporation shall be authorized to consummate any transactions that were the subject of binding contractual obligations entered into prior to the commencement of such period.

            (k) Default by Buying Holders. In the event the Buying Holders default in their obligation to purchase the Subject Shares of any Selling Holder, then the Selling Holders may, in addition to all other remedies available for such default under this paragraph 8, at law, or in equity, (i) seek specific performance of the Buying Holders' obligations under this paragraph 8 or (ii) purchase the Subject Shares of all Members of the Common Group (if a Member of the Common Group is the defaulting Buying Holder) or purchase the Subject Shares of all Members of the Stone Group (if a Member of the Stone Group is the defaulting Buying Holder) in accordance with this paragraph 8 except that the Adjusted Buy-Sell Purchase Price for the Subject Shares of the Buying Holders shall equal 75% of the Adjusted Buy-Sell Purchase Price established by the Buy-Sell Notice originally given by the Invoking Holders in accordance with subparagraph 8(b), as adjusted in accordance with subparagraph 8(j), or (iii) refuse to sell any of their Subject Shares.


            (l) Allocation Among Buying Holders. The Buying Holders may allocate the Subject Shares purchased from the Selling Holders in such proportions as they agree upon among themselves. In the absence of such agreement, they shall allocate the Subject Shares to be purchased by them in accordance with their respective ownership of Target Stone Stock or Target Common Stock, as appropriate.

            (m) Decisions By Buying and Selling Holders. Whenever the Buying Holders or Selling Holders are required or permitted to approve any matter or make a decision with respect to any matter under this paragraph 8, the approval or decision of Buying Holders who are to purchase a majority of the Subject Shares or of Selling Holders who are to sell a majority of the Subject Shares, as appropriate, shall be binding on all Buying Holders or Selling Holders, respectively.

            (n) Treatment of Class A Preferred Stock. For purposes of this paragraph 8, each share of Class A Preferred Stock will be deemed to be the number of shares of Common Stock into which it would be convertible (assuming it could be converted) at the date the Buy-Sell Notice is given and the price to be paid for a share of Class A Preferred Stock will be based on such concept.

            (o) Binding Effect. Each holder of Common Stock, Class A Preferred Stock, Existing Stone Common Stock, and Conversion Shares shall be bound by the provisions of this paragraph 8, in accordance with its terms, whether or not such holder affirmatively takes any action under this paragraph 8.

            9 Event of Default. As used herein, the term "Event of Default" means:

              (a) the existence, at any date, of unpaid dividends on the Class A Preferred Stock in an aggregate amount equal to or exceeding the amount of dividends payable thereon for four quarterly Class A Dividend Periods (whether or not consecutive); or

              (b) the failure of the Corporation to redeem any Tendered Shares as required by this Article; or

              (c) the purported taking by the Corporation of any action that requires the consent or vote of the holders of Class A Preferred Stock without obtaining the necessary consent or vote; or

              (d) the failure of the Corporation to take any action (other than one described in subparagraph 9(a) or 9(b) above) required to be taken by it under this section D if such failure continues for ten days after notice thereof is given to the Corporation by the holder(s) of at least 10% of the outstanding Class A Preferred Stock; or

              (e) the breach by the Corporation or any of its Affiliates of any written agreement between the Corporation or any of its Affiliates, on the one hand, and any holder of Class A Preferred Stock or any of its Affiliates, on the other hand, or the default by the Corporation or any of its Affiliates in the payment of any obligation for borrowed money owed to any holder of Class A Preferred Stock or any of its Affiliates that, in either case, continues for ten days after notice thereof is given to the Corporation or such Affiliate by the holder(s) of at least 10% of the outstanding Class A Preferred Stock; or

              (f) any Change in Control occurs without the prior approval of the holders of a majority of the outstanding Class A Preferred Stock; or

              (g) the failure of the Members of the Common Group to fulfill their obligations under paragraph 8; or

              (h) the failure of the Corporation to use funds drawn from the Controlled Account (as defined in the Preferred Stock Purchase Agreement) consistently in all material respects with the uses specified in the relevant request for withdrawal submitted pursuant to the Preferred Stock Purchase Agreement (unless such use was otherwise approved by the holders of a majority of the outstanding Class A Preferred Stock) ; or

              (i) the Corporation (i) has applied for or consented to the appointment of a receiver, custodian, trustee, intervenor, or liquidator of all or a substantial part of its assets, (ii) has voluntarily become the subject of a bankruptcy, reorganization, or insolvency proceeding or become insolvent or admitted in writing that it is unable to pay its debts as they become due, (iii) has made a general assignment for the benefit of creditors, (iv) has filed a petition or answer seeking reorganization or an arrangement with creditors or attempted to take advantage of any bankruptcy or insolvency laws, (v) has filed an answer admitting the material allegations of, or consented to, or defaulted in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or (vi) is the subject of an order for relief under any bankruptcy, reorganization, or insolvency proceeding; or

              (j) an order, judgment, or decree has been entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, custodian, trustee, intervenor, or liquidator of the Corporation or of all or substantially all of its assets (unless such order, judgment, or decree has been dismissed within 30 days after the entry thereof); or a complaint or petition has been filed against the Corporation seeking or instituting a bankruptcy, insolvency, reorganization, rehabilitation, or receivership proceeding of the Corporation (unless such proceeding has been dismissed within 30 days after the filing thereof); or

              (k) the Corporation is in default of an obligation for borrowed money of at least $250,000 or is in default of its obligations under that certain Registration Rights Agreement dated as of January 8, 1999, executed by the Corporation and Stone.

     As used herein, the term "Change in Control" means the failure of Steven Krein or Daniel Feldman to be actively involved on a day-to-day basis in performing for the Corporation the duties normally performed by senior executives of comparable corporations or to own, collectively, outstanding capital stock of the Corporation entitling them to at least a majority of the distributions payable with respect to capital stock of the Corporation (other than distributions payable at fair market rates to holders of preferred stock and, if different, distributions payable to Stone and its successors and assigns) or to own capital stock of the Corporation that entitles him to at least 10% of the distributions of the Corporation (other than distributions payable at fair market rates to holders of preferred stock).

     E. Provisions Relating to the Class B Preferred Stock.

     10. Issuable in Series. The Class B Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation as hereafter prescribed.

         11 Authority to Create. Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the Class B Preferred Stock from time to time in one or more series, and with respect to each series of the Class B Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

            (a) whether or not the series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

            (b) the number of shares to constitute the series and the designations thereof;

            (c) the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any series;

            (d) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

            (e) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

            (f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

            (g) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

            (h) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

            (i) such other special rights and protective provisions with respect to any class or series as may to the board of directors of the Corporation seem advisable.

     12 Variations Among Series. The shares of each series of the Class B Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The board of directors of the Corporation may increase the number of shares of the Class B Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Class B Preferred Stock not designated for any other series. The board of directors of the Corporation may decrease the number of shares of the Class B Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of the Class B Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Class B Preferred Stock.

     F. Notices.

     Unless otherwise provided in this Article IV or by applicable law, all notices, requests, demands, and other communications under this Article IV shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, to the address set forth on the books of the Corporation, in the case of communications to a stockholder, and to the registered office of the Corporation in the State of Delaware or the chief executive offices of the Corporation, in the case of communications to the Corporation. Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this paragraph, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this paragraph shall be deemed to have been given on the date actually received. Any stockholder may change its address for purposes of this paragraph by giving written notice of such change to the Corporation in the manner hereinabove provided. Whenever any notice is required to be given by law or by this Article IV, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of that notice.

     G. Business Days. If any action is to be taken under the provisions of this
Article IV on a date that is a date on which national banks in the State of New York are permitted to be closed, such action may be taken on the first day thereafter on which national banks in the State of New York are not permitted to be closed.

THIRD: The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: The effective time of the amendment herein certified shall be the date of filing this Certificate of Amendment with the Delaware Secretary of State.

                     [THIS SPACE LEFT BLANK INTENTIONALLY.]

     IN WITNESS WHEREOF, Netstakes, Inc. has caused these presents to be signed in its name and on its behalf by its President on this 17th day of January, 1999.




                                            NETSTAKES, INC.
                                            A Delaware Corporation

                                            By:    /s/ Steven H. Krein
                                                   -----------------------------
                                            Name:  Steven H. Krein
                                                   -----------------------------
                                            Its:   President
                                                   -----------------------------